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                                                                     EXHIBIT 5.1


                         [CONNER & WINTERS LETTERHEAD]

                                 June 18, 2003

O.I. Corporation
151 Graham Road
Box 9010
College Station, Texas 77842-9010

      Re:   O.I. Corporation
            Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as Oklahoma counsel for O.I. Corporation, an Oklahoma corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 350,000 shares of the Company's Common Stock, $0.10 par value per share (the "Shares"), issuable pursuant to the Company's 2003 Incentive Compensation Plan (the "Plan"). A Registration Statement on Form S-8 (the "Registration Statement") covering the issuance and sale of the Shares from time to time upon exercise of stock options to be granted under the Plan has been filed under the Securities Act with the Securities and Exchange Commission (the "Commission").

      In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made. We have assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of Common Stock of the Company. We note that (i) the Company's Articles of Incorporation, as amended, provide that the duration of the Company shall be fifty years and
(ii) the Company was originally incorporated in 1963. Accordingly, we have also assumed that the Company will remain in existence at all times in which Shares may be issued under the Plan.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and delivered in the manner and for the consideration described in the Plan and applicable authorized forms of agreement thereunder, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.
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O.I. Corporation
June 18, 2003
Page 2



      We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, and we do not express any opinion herein concerning the laws of any other jurisdiction.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                    Yours very truly,

                                    CONNER & WINTERS, P.C.

                                    /s/ Conner & Winters, P.C.